NEWS RELEASE
For Immediate Release	Contact: Thomas Stanley
February 25, 2005	Operations Counsel
(206) 298-2909

EMERITUS ANNOUNCES JURY VERDICT, PLANS TO APPEAL

SEATTLE, WA, February 25, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced that a jury in San Antonio, Texas, had awarded a verdict against the Company in the amount of $1.5 million in compensatory damages and $18 million in punitive damages. The verdict was in connection with an action that alleged negligence brought by the relatives of a resident at one of the Company’s assisted living communities in San Antonio.

The Company said that it believed the verdict was unjust, that there were substantial grounds for an appeal, and that the damage award was not justified by the facts or the law in the case presented by the plaintiff. The Company also said that it would immediately appeal the verdict based on significant legal errors it believed had occurred at the trial.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 181 communities representing capacity for approximately 18,500 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities since our management agreements for those communities could be terminated on short-term notice. While we believe that the arrangements with our Emeritrust I communities will continue, we cannot guarantee that they will and thus, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.